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Exhibit (a)(5)(A)

news release

OMNICARE COMMENCES TENDER OFFER TO ACQUIRE PHARMERICA
FOR $15.00 PER SHARE IN CASH

        COVINGTON, Ky., September 7, 2011—Omnicare, Inc. (NYSE:OCR) today announced that it has commenced a tender offer to purchase all of the outstanding shares of PharMerica Corporation (NYSE:PMC) common stock for $15.00 per share in cash.

        Omnicare's all-cash tender offer represents a 37.2% premium over PharMerica's closing stock price on August 22, 2011—the last trading day before Omnicare publicly announced its proposal—and a 25.9% premium over the average closing price for the one-month period ended August 22, 2011. The transaction is valued at approximately $716 million, which includes PharMerica's net debt.

        The tender offer is scheduled to expire at 12:00, midnight, New York City time, on October 4, 2011, unless extended.

        "We believe that bringing together our complementary businesses would deliver enhanced value to our respective stockholders and other constituencies," said John Figueroa, chief executive officer of Omnicare. "A combined Omnicare-PharMerica would be consistent with the country's effort to lower overall healthcare costs and is expected to help our customers manage and respond to the ongoing industry cost pressures. While it remains our strong preference to sit down with PharMerica's Board of Directors to negotiate a transaction, their refusal to do so has left us with no alternative but to take our offer directly to PharMerica's stockholders.

        "We disagree with PharMerica's regulatory analysis, and disagree that a $15 per share cash offer, not conditioned on financing, is 'highly conditional and risky.' As we previously indicated to PharMerica, we are willing to discuss ways to reasonably allocate the regulatory risk, if any, in the context of broader discussions about a combination of our two companies. We also remain open to the use of a third party with respect to the exchange of confidential information.

        "We are confident that PharMerica stockholders will recognize the significant value of our offer and send a clear message to PharMerica's Board that they should agree to negotiate a mutually acceptable transaction without further delay. We are committed to pursuing this offer, which we believe presents a compelling opportunity for PharMerica stockholders to realize value for their shares not likely to be available in the market place or in other business combination opportunities."

        Omnicare noted that its Board of Directors unanimously approved the offer. The offer is conditioned on, among other things, there being validly tendered and not withdrawn at least a majority of the total number of PharMerica shares outstanding on a fully diluted basis, the Board of Directors of PharMerica redeeming or invalidating its "poison pill" stockholder rights plan, receipt of regulatory approvals and other customary closing conditions as described in the Offer to Purchase. The offer is not subject to any financing contingencies.

        The tender offer documents, including the Offer to Purchase and the Letter of Transmittal, will be filed today with the Securities and Exchange Commission ("SEC"). The stockholders of PharMerica may obtain copies of the tender offer documents at www.sec.gov or by directing a request to D.F. King & Co, Inc., the Information Agent for the Offer, by phone at (212) 269-5550 or toll-free at (800) 769-7666 or by email at info@dfking.com.

        Goldman, Sachs & Co. is acting as financial advisor to Omnicare and dealer manager for the offer and Dewey & LeBoeuf LLP and Axinn, Veltrop & Harkrider LLP are acting as legal counsel.

About Omnicare

        Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

        In addition to historical information, this press release contains certain statements that constitute "forward-looking statements." These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including, but not limited to, statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management's current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. These risks and uncertainties include, but are not limited to, the possibility that Omnicare will not pursue a transaction with PharMerica, the timing to consummate a potential transaction between Omnicare and PharMerica, the ability and timing to obtain required regulatory approvals, Omnicare's ability to realize the synergies contemplated by a potential transaction, Omnicare's ability to promptly and effectively integrate the businesses of PharMerica and Omnicare, the performance of Omnicare's institutional pharmacy business, business conditions in the institutional pharmacy industry generally, the inability to expand geographically as anticipated, the inability to leverage services and capabilities among Omnicare's network of institutional pharmacies as anticipated, the effectiveness of Omnicare's strategy in the institutional pharmacy business, the ability of the PharMerica acquisition to strengthen relationships with pharmaceutical and biotechnology companies and the risks and uncertainties described in Omnicare's Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, Omnicare's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Important Additional Information

        This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer (the "Tender Offer") is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) that will be filed today by Omnicare, Inc. and Philadelphia Acquisition Sub, Inc. with the SEC. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders of PharMerica will be able to obtain free copies of these documents and other documents filed with the SEC by Omnicare through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Omnicare, Inc., 100 East RiverCenter Boulevard, Suite 1600, Covington, Kentucky 41011. Free copies of any such documents (when available) can also be obtained by directing a request to Omnicare's information agent, D.F. King & Co., Inc., by phone at (212) 269-5550 or toll-free at (800) 769-7666 or by email at info@dfking.com.

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Contacts:
Omnicare
Patrick C. Lee
(859) 392-3444
 patrick.lee@omnicare.com

Joele Frank, Wilkinson Brimmer Katcher
Andy Brimmer / Jamie Moser
(212) 355-4449
 abrimmer@joelefrank.com
jmoser@joelefrank.com

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  Exhibit (a)(5)(A)
  news release
OMNICARE COMMENCES TENDER OFFER TO ACQUIRE PHARMERICA FOR $15.00 PER SHARE IN CASH